UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 22, 2006

Clarient, Inc

(Exact name of registrant as specified in its charter)

Delaware	000-22677	75-2649072
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

31 Columbia , Aliso Viejo, CA		92656
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (949) 425-5700

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Form 8-K/A amends Item 9.01 of the Current Report on Form 8-K filed by Clarient, Inc. (“Clarient” or the “Registrant”) on September 25, 2006 to include financial statements that were not available at the time of the filing of the initial report.  The financial statements are required as a result of the September 22, 2006 acquisition of substantially all of the assets comprising the business of Trestle Holdings, Inc. (“Trestle” or the “Seller”).

ITEM 9.01.    Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

	1.	Trestle Holdings, Inc.

Report of Independent Registered Public Accounting Firm.

Balance Sheets as of December 31, 2005 and 2004.

Statements of Operations for the years ended December 31, 2005 and 2004.

Statements of Cash Flows for the years ended December 31, 2005 and 2004.

Statements of Stockholders’ Equity for the years ended December 31, 2005 and 2004.

Notes to Financial Statements.

	2.	Trestle Holdings, Inc. (unaudited)

Balance Sheet as of June 30, 2006.

Statements of Operations for the six months ended June 30, 2006 and 2005.

Statements of Cash Flows for the six months ended June 30, 2006 and 2005.

Notes to Unaudited Financial Statements.

(b)	Unaudited Pro Forma Condensed Combined Financial Information.

Introduction to Unaudited Pro Forma Condensed Combined Financial Information.

Pro Forma Unaudited Condensed Combined Statement of Operations for the six months ended June 30, 2006.

Pro Forma Unaudited Condensed Combined Statement of Operations for the year ended December 31, 2005.

Notes to Unaudited Pro Forma Condensed Combined Financial Information.

(d)	Exhibits.

23.1 Consent of Singer Lewak Greenbaum & Goldstein LLP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Trestle Holdings, Inc

Irvine, California

We have audited the consolidated balance sheets of Trestle holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
March 28, 2006

TRESTLE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$305,000	$2,371,000
Accounts receivable, net of allowance for doubtful accounts of $82,000 and $59,000 in 2005 and 2004, respectively	960,000	979,000
Inventory	502,000	550,000
Prepaid expenses and other assets	59,000	85,000
TOTAL CURRENT ASSETS	1,826,000	3,985,000
Other assets	15,000	315,000
Fixed assets, net of accumulated depreciation of $182,000 and $342,000 in 2005 and 2004, respectively	118,000	117,000
Goodwill	1,514,000	1,514,000
Intangible assets, net of accumulated amortization of $933,000 and $395,000 in 2005 and 2004, respectively	975,000	335,000
TOTAL ASSETS	$4,448,000	$6,266,000

See accompanying notes to consolidated financial statements.

TRESTLE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$996,000	$540,000
Accrued expenses	554,000	544,000
Deferred revenue	303,000	377,000
TOTAL CURRENT LIABILITIES	1,853,000	1,461,000
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $10 par value, 4,675,000 shares authorized, zero and zero shares issued and outstanding at December 31, 2005 and 2004, respectively	—	—
Series B Convertible Preferred Stock, $1,000 stated value, 250,000 shares authorized, zero and zero shares issued and outstanding at December 31, 2005 and 2004, respectively, liquidation preference of zero and zero at December 31, 2005 and 2004, respectively	—	—
Common stock, $.001 par value, 40,000,000 shares authorized, 8,257,214 and 6,443,000 issued and outstanding at December 31, 2005 and 2004, respectively	8,000	6,000
Additional paid in capital	52,915,000	49,613,000
Deferred stock compensation	(3,000)	(53,000)
Accumulated deficit	(50,325,000)	(44,761,000)
Total stockholders’ equity	2,595,000	4,805,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,448,000	$6,266,000

See accompanying notes to consolidated financial statements.

TRESTLE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2005	2004
REVENUES
Product	$3,650,000	$4,347,000
Software support	357,000	460,000
Total revenues	4,007,000	4,807,000
COST OF SALES	2,629,000	2,243,000
GROSS PROFIT	1,378,000	2,564,000
OPERATING EXPENSES
Research and development	2,184,000	1,847,000
Selling, general and administrative expenses	4,870,000	5,905,000
Total operating expenses	7,054,000	7,752,000
LOSS FROM OPERATIONS	(5,676,000)	(5,188,000)
Interest income and other, net	112,000	123,000
NET LOSS BEFORE INCOME TAXES	(5,564,000)	(5,065,000)
Provision for income taxes	—	—
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(5,564,000)	$(5,065,000)

NET LOSS PER SHARE OF COMMON STOCK—Basic and diluted	$(0.69)	$(1.24)

WEIGHTED AVERAGE SHARES OUTSTANDING—Basic and diluted	8,083,000	4,087,000

See accompanying notes to consolidated financial statements.

TRESTLE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2005 AND 2004

	Series B Preferred		Common Stock		Additional Paid in	Deferred Stock	Accumulated
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Total
BALANCE, DECEMBER 31, 2003	0	$0	3,033,000	$3,000	$43,019,000	$(486,000)	$(39,696,000)	$2,840,000

Issuance of warrants and options					275,000	433,000		708,000
Exercise of options			30,000		19,000			19,000
Beneficial conversion feature on convertible note payable					403,000			403,000
Offering costs					(574,000)			(574,000)
Issuance of common stock on conversion of convertible note payable			220,000		440,000			440,000
Issuance of common stock for cash			3,160,000	3,000	6,031,000			6,034,000
Net loss							(5,065,000)	(5,065,000)
BALANCE, DECEMBER 31, 2004	0	$0	6,443,000	$6,000	$49,613,000	$(53,000)	$(44,761,000)	$4,805,000

Issuance of warrants and options					13,000	50,000		63,000
Cashless exercise of warrants			18,000
Offering costs					(259,000)			(259,000)
Issuance of common stock for cash			1,458,000	2,000	2,548,000			2,550,000
Issuance of common stock for purchase of InterScope’s assets			338,000		1,000,000			1,000,000
Net loss							(5,564,000)	(5,564,000)
BALANCE, DECEMBER 31, 2005	0	$0	8,257,000	$8,000	$52,915,000	$(3,000)	$(50,325,000)	$2,595,000

See accompanying notes to consolidated financial statements.

TRESTLE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,564,000)	$(5,065,000)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Depreciation and amortization	713,000	375,000
Provision for doubtful accounts	23,000	85,000
Deferred stock compensation	63,000	691,000
Interest on fixed conversion features	—	440,000
Changes in operating assets and liabilities, net of effects from acquisition/disposition of business:
Accounts receivable	(4,000)	(559,000)
Inventory	48,000	(327,000)
Prepaid expenses and other assets	326,000	709,000
Income taxes receivable
Accounts payable and accrued expenses	466,000	16,000
Deferred revenue	(74,000)	(177,000)
Net cash used in operating activities	(4,003,000)	(3,812,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(176,000)	(78,000)
Acquisition of InterScope’s assets	(178,000)	—
Net cash used in by investing activities	(354,000)	(78,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from exercise of common stock options	—	19,000
Offering costs on issuance of common stock	(259,000)	(574,000)
Net proceeds from issuance of common stock	2,550,000	6,034,000
Net proceeds from issuance of convertible note payable	—	420,000
Net cash provided by financing activities	2,291,000	5,899,000
NET INCREASE/(DECREASE) IN CASH	(2,066,000)	2,009,000
CASH, Beginning of period	2,371,000	363,000
CASH, End of period	$305,000	$2,371,000

	Years Ended December 31,
	2005	2004
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash received/(paid) during the period for:
Interest	$18,000	$29,000

NON-CASH FINANCING ACTIVITY:

See Note 2 for disclosure of non-cash financing activities.

See accompanying notes to consolidated financial statements

TRESTLE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Current Operations and Background — Trestle Holdings (Delaware), Inc. (“Trestle Holdings” or “Company”), through its wholly owned subsidiary, Trestle Acquisition Corp. (“Trestle”), develops and sells digital tissue imaging and telemedicine applications linking dispersed users and data primarily in the healthcare and pharmaceutical markets. Trestle’s digital tissue imaging products provide a digital platform to share, store, and analyze tissue images. Trestle’s telemedicine product provides healthcare organizations with a cost effective platform for remote examination, diagnosis, and treatment of patients.

On May 20, 2003, Trestle Holdings entered this line of business through its purchase of substantially all of the assets of Trestle Corporation, a Delaware corporation (“Old Trestle”), and certain assets of Med Diversified, Inc., a Nevada corporation and parent corporation of Old Trestle (“Med”), and two of Med’s non-debtor subsidiaries.

On March 11, 2005, the Company acquired substantially all of the assets of InterScope Technologies, Inc. in exchange for 337,838 shares of Trestle common stock and $177,000 in cash.

     Going Concern   — The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations since its inception and has an accumulated deficit of $50,325,000   at December 31, 2005.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence. The recovery of the Company’s assets is dependent upon continued operations of the Company.

In addition, the Company’s recovery is dependent upon future events, the outcome of which is undetermined. The Company intends to continue to attempt to raise additional capital, but there can be no certainty that such efforts will be successful.

Basis of Presentation and Principles of Consolidation — The consolidated financial statements reflect the financial position, results of operations and cash flows of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated on consolidation.

Use of Estimates —The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are sensitive to change and therefore actual results could differ from those estimates.

Cash and Cash Equivalents — The Company considers investments with original maturities of 90 days or less to be cash equivalents.

Accounts Receivable - The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.

Factoring of Receivable -   The Company use a factor for working capital and credit administration purposes. Under the factoring agreement, the factor purchases a portion of the trade accounts receivable and assumes all credit risk with respect to such accounts. The Company includes the amount in accounts receivable. The amounts advanced are included in current liabilities.

Inventory - Inventory is valued at the lower of cost or market. Cost is determined using standard costs, which approximates first-in, first-out method assumption.

Fixed Assets — Fixed assets are stated at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from one to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated life of the improvement.

Intangible Assets — In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company evaluates long-lived assets, including intangible assets other than goodwill, for impairment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less then the assets’ carrying amounts. Factors considered important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the Company’s overall business and significant negative industry or economic trends. If such assets are identified to be impaired, the impairment to be recognized is the amount by which the carrying value of the asset exceeds the fair value of the asset.

Goodwill and Other Indefinite Lived Intangibles —   In accordance with SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets” , goodwill and other indefinite lived intangibles are not amortized, but are tested annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value. No impairment losses were recorded for the years ending December 31, 2005 and 2004.

Revenue Recognition — The Company recognizes revenues associated with the Trestle business on product sales after shipment of the product to the customer and formal acceptance by the customer has been received. Depending upon the specific agreement with the customer, such acceptance normally occurs subsequent to one or more of the following events: receipt of the product by the customer, installation of the product by the Company and/or training of customer personnel by the Company. For sales to qualified distributors revenues are recognized upon transfer of title which is generally upon shipment. Revenue recognized for shipping is recognized when the shipment arrives at its destination. Revenue collected in advance of product shipment or formal acceptance by the customer is reflected as deferred revenue. Revenue attributable to software maintenance and support is deferred and recognized ratably over the term of the maintenance agreement, generally one year.

The Company recognizes revenue on multiple element arrangements using the residual method. Under the residual method, revenue is recognized when Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. At the outset of the arrangement with the customer, the Company defers revenue for the fair value of the undelivered elements such as consulting services and product maintenance, and recognizes the revenue for the remainder of the arrangement fee attributable to the elements initially delivered when the basic criteria in SOP 97-2 have been met. Revenue from consulting services is recognized as the related services are performed.

Shipping and Handling Costs — The Company records the revenue related to shipping and handling costs charged to customers in net sales. The related expense is recorded in cost of sales in the accompanying statements of income.

Research and Development — The Company charges research and development expenses to operations as incurred.

Income Taxes —The Company records income taxes in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.” The standard requires, among other provisions, an asset and liability approach to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Stock-Based Compensation— We account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” as amended by SFAS No. 148 “Accounting for Stock-based Compensation—Transition and Disclosure” using the intrinsic value method. Under APB No. 25, compensation expense is based on the difference, if any, between the fair value of our stock and the exercise price on the date of the grant, if the exercise price is less than the fair value of the stock.

We account for equity instruments issued to non-employees in accordance with the provisions SFAS No. 123 “Accounting for Stock-based Compensation” and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction With Selling Goods and Services.”

The Company recorded no compensation expense for the year ended December 31, 2005 related to the stock option grants. The following table illustrates what the Company’s loss would have been if the Black-Scholes option-pricing method had been used to calculate employee compensation expense.

	Years Ended December 31,
	2005	2004
Net Loss
As reported	$(5,564,000)	$(5,065,000)
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(540,000)	(591,000)
Pro forma	$(6,104,000)	$(5,656,000)
Loss per share
Basic and diluted EPS as reported	$(0.70)	$(1.24)
Pro forma basic and diluted EPS	$(0.76)	$(1.38)

The fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for grants during the year ended December 31, 2005: expected life of option 6.67 years, expected volatility of 184%, risk free interest rate of 4.57% based upon the date of grant and a 0% dividend yield. The fair value, at date of grant, using these assumptions range from $0.21 to $2.86, and the weighted average was $1.74.

Net Income (Loss) Per Share — The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share,” and Securities and Exchange Commission Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.  Common equivalent shares related to stock options, warrants and convertible preferred stock have been excluded from the computation, for the years ended December 31, 2005 and 2004 because their effect is anti-dilutive.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. The Company maintains its cash with high credit quality financial institutions; at times, such balances with any one financial institution may exceed FDIC insured limits. Concentration of credit risk associated with accounts receivable is significant due to the limited number of customers, as well as their dispersion across geographic areas. The Company performs ongoing credit evaluations of its customers and generally requires partial deposits. Although the Company has a diversified customer base, a substantial portion of its debtors’ ability to honor their contracts is dependent upon financial conditions in the healthcare industry.

Financial Instruments —The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses. The carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable are representative of their fair values due to their short-term maturities.

Recently Issued Accounting Pronouncements   — In November 2004, the FASB issued SFAS No. 151,”Inventory Costs”. SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4,”Inventory Pricing”. Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. This statement is not applicable to the Company.

In December 2004, the FASB issued SFAS No. 152,”Accounting for Real Estate Time-Sharing Transactions”. The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2,”Accounting for Real Estate Time-Sharing Transactions”. SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS No. 66,”Accounting for Sales of Real Estate”, for real estate time-sharing transactions. SFAS No. 152 amends Statement No. 66 to reference the guidance provided in SOP 04-2. SFAS No. 152 also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS No. 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. This statement is not applicable to the Company.

In December 2004, the FASB issued SFAS No. 153,”Exchanges of Nonmonetary Assets,” an amendment to Opinion No. 29,”Accounting for Nonmonetary Transactions”. Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. This statement is not applicable to the Company.

In December 2004, the FASB issued SFAS No. 123(R),”Share-Based Payment. SFAS 123(R) amends SFAS No. 123,”Accountung for Stock-Based Compensation”, and APB Opinion 25,”Accounting for Stock Issued to Employees.” SFAS No.123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. For fiscal year end 2006, the company will have to recognize costs for share based compensation.

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections. SFAS No. 154 replaces Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provision, those provisions should be followed.

Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by this Statement. This statement is not applicable to the Company.

 In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 155 “Accounting for Certain Hybrid Financial Instruments”. SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative financial instrument. Generally, FASB Statement of Financial Accounting Standards SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, requires that a derivative embedded in a host contract that does not meet the definition of a derivative be accounted for separately (referred to as bifurcation) under certain conditions. That general rule notwithstanding, SFAS No. 133 (prior to amendments made to it by SFAS No. 155) provides a broad exception for interest-only and principal-only strips initially resulting from the separation of rights to receive contractual cash flows of a financial instrument that itself does not contain an embedded derivative that would have been accounted for separately. SFAS 155 amends SFAS 133 to restrict the scope exception to strips that represent rights to receive only a portion of the contractual interest cash flows or of the contractual principal cash flows of a specific debt instrument. Prior to amendments made by SFAS 155 , SFAS 140 , “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, permitted a qualifying special-purpose entity (SPE) to hold only passive derivative financial instruments pertaining to beneficial interests (other than another derivative financial instrument) issued or sold to parties other than the transferor. SFAS 155 amends SFAS 140 to allow a qualifying SPE to hold a derivative instrument pertaining to beneficial interests that itself is a derivative financial instrument. Management is currently assessing the effect of SFAS 155 on the Company’s financial statement.

NOTE 2 - ACQUISITION OF INTERSCOPE

On March 11, 2005, the Company, by and through its wholly-owned subsidiary, Trestle Acquisition Corp., purchased substantially all of the assets of InterScope Technologies, Inc. (“InterScope”). InterScope’s business was historically in image acquisition. Interscope Technologies developed key software applications for improving the workflow of clinical and biopharma pathology, especially in data management applications for use in anatomic pathology, toxicology and genomic environments. These applications support the direction Trestle has embarked on to deliver integrated solutions and services to pathologists working in clinical and drug development applications. With this acquisition we expect to accelerate the deployment and scaling of such solutions. Interscope’s workflow products should allow us to increase our range of applications.

Under the terms of the acquisition, we, through our wholly-owned subsidiary, paid the Sellers $178,000 in cash and 338,000 shares of the Company’s common stock valued at $1,000,000. The Company’s common stock was valued using the Company’s average closing price over the 60 days prior to the signing date of the asset purchase agreement. Additionally, we hired four former InterScope employees and its former chairman.

The total purchase price as allocated to assets and liabilities was based upon estimated fair market values. This allocation included the recording of approximately $1,178,000 to identifiable intangible assets to be amortized over 3 years.

The following summarized unaudited pro forma consolidated results of operations reflect the effect of the InterScope as if it had occurred at the beginning of the period presented. The unaudited pro forma consolidated results of operations presented below are not necessarily indicative of operating results which would have been achieved had the acquisition been consummated as of the beginning of the periods presented and should not be construed as representative of future operations:

	The Year Ended December 31, 2005	The Year Ended December 31, 2004
Revenues	$4,007,000	$5,359,000
Cost of Sales	1,980,000	2,354,000
Gross Profit	2,027,000	3,005,000
Operating Expenses	7,247,000	8,897,000
Operating Loss	$(5,220,000)	$(5,892,000)

Loss per share
Basic and diluted EPS as reported	$(0.70)	$(1.24)
Pro forma basic and diluted EPS	$(0.80)	$(1.49)

NOTE 3 - ACCOUNTS RECEIVABLE

We use a factor for working capital and credit administration purposes. Under the factoring agreement, the factor purchases a portion of the trade accounts receivable and assumes all credit risk with respect to such accounts. The factor agreement provides that Trestle can borrow an amount up to 80% of the value of its approved factored customer invoices. In the event the account debtor does not pay within ninety days, Trestle may be required to repurchase the invoice. As of December 31, 2005, the factor holds $112,500 of accounts receivable purchased from us and has made advances to us of $90,000 against those receivables of which is included in current liabilities.

NOTE 4 - INVENTORY

Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following at December 31, 2005 and 2004:

	Years Ended December 31,
	2005	2004
Work-in-process	$492,000	$438,000
Finished goods	118,000	168,000
Reserve for obsolescence	(108,000)	(56,000)
Total	$502,000	$550,000

NOTE 5 - FIXED ASSETS

Depreciation expense was $150,000 and $131,000 in the years ended December 31, 2005 and 2004, respectively. We removed $227,000 of fully depreciated leasehold improvements in accordance with our accounting for fixed assets. We wrote off an additional $10,500 of leasehold improvements upon vacating our Los Angeles office. Fixed assets are comprised of the following at December 31, 2005 and 2004.

	Years Ended December 31,
	2005	2004
Furniture, fixtures and equipment	$17,000	$231,000
Leasehold improvements	283,000	228,000
	300,000	459,000

Less accumulated depreciation	(182,000)	(342,000)
Total	$118,000	$117,000

NOTE 6 - INTANGIBLE ASSETS

Amortization expense was $538,000 and $243,000 in the years ended December 31, 2005 and 2004, respectively. Intangible assets are comprised of the following at December 31, 2005 and 2004.

	Years Ended December 31,
	2005	2004
Intangible assets	$1,908,000	$730,000
Less accumulated amortization	(933,000)	(395,000)
Net intangible assets	$975,000	$335,000

The estimated amortization on these intangible assets for the years ended December 31, 2006, 2007, 2008, 2009, and 2010 will be $494,000, $393,000, $98,000, zero, and zero.

NOTE 7 - ACCRUED LIABILITIES

 Accrued liabilities for the years ended December 31, 2005 and 2004 consist of the following:

	Years Ended December 31,
	2005	2004
Accrued bonus	269,000	131,000
Accrued paid time off	143,000	135,000
Accrued legal	43,000	85,000
Other	99,000	193,000
Net intangible assets	$554,000	$544,000

NOTE 8 - INCOME TAX

 The income tax (benefit) expense for the years ended December 31, 2005 and 2004 consist of the following:

	Years Ended December 31,
	2005	2004
Current	$—	$—
Change in deferred tax asset	674,000	(920,000)
Change in valuation allowance	(674,000)	920,000
Provision for income taxes	$—	$—

Income tax (benefit) expense computed at the statutory federal income tax rate of 34% and the provision for income tax (benefit) expense in the financial statements for the years ended December 31, 2005 and 2004 differ as follows:

	Years Ended December 31,
	2005	2004
Provision computed at the statutory rate	$(674,000)	$920,000
Change in valuation allowance	674,000	(920,000)
Income tax provision (benefit)	$—	$—

The following are the components of the Company’s deferred tax assets and (liabilities) at December 31, 2005 and 2004:

	Years Ended December 31,
	2005	2004
Federal net operating loss carryforward	$10,232,000	$8,433,000
State net operating loss carryforward	400,000	714,000
Accounts receivable	82,000	20,000
Charitable contributions	—	3,000
Depreciation	34,000	110,000
Equity based charges	—	800,000
Capital loss carryforward	1,356,000	1,356,000
Accrued vacation	49,000	41,000
Goodwill	63,000	66,000

Total deferred tax asset	12,216,000	11,543,000
Goodwill	(85,000)	(85,000)
Deferred state taxes	(498,000)	(498,000)

Total deferred tax liability	(583,000)	(583,000)
Net deferred tax asset	11,633,000	10,960,000

Valuation allowance	$(11,633,000)	$(10,960,000)

Net deferred tax asset/(liability)	$—	$—

At December 31, 2005, the Company has a net operating loss carryforward of approximately $30,100,000 and $5,000,000 for federal and state income tax purposes, respectively. These net operating loss carryforwards begin to expire in 2018 and 2006, respectively. The net operating losses can be carried forward to offset future taxable income, if any. Realization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company’s ability to use these carryforwards in the future.

NOTE 9 - STOCKHOLDERS’ EQUITY

Warrants

During the year ended December 31, 2005, the Company issued 1,199,000 warrants to management, investors and consultants.  The weighted average exercise price of the grants during the year ending December 31, 2005 was $1.75. The vesting periods on these grants range from immediate to 3 years, and the lives range from 4 to 10 years.  To account for such grants to non-employees, we recorded deferred stock compensation of $13,000, and recognized compensation expense of $63,000 for the year ended December 31, 2005. Compensation expense is recognized ratably over the term of the related services provided.

During the year ended December 31, 2004, the Company issued 2,123,000 warrants to management, investors and consultants.  The weighted average exercise price of the grants during the year ending December 31, 2004 was $1.98. The vesting periods on these grants range from immediate to 3 years, and the lives range from 4 to 10 years.  To account for such grants to non-employees, we recorded deferred stock compensation of $258,000, and recognized compensation expense of $691,000 for the year ended December 31, 2004. Compensation expense is recognized ratably over the term of the related services provided.

As part of the 1999 Refinancing, the Company granted warrants to purchase 134,462 shares of common stock at prices ranging between $90 to $120 per share, of which 61,528 were outstanding at December 31, 2005. The warrants had a fair value of $2,360,000 at the date of grant, are fully vested and expire six to eight years from their issuance date.

As a result of the refinancing that took place in 1999, the Company granted warrants, not covered by the employee stock purchase plans, to purchase 134,462 shares of common stock to certain employees, officers and directors of which 84,808 were outstanding at December 31, 2005. These warrants vest either on the grant date or over three years from the grant date. The options are exercisable at prices ranging from $90 to $120 per share and expire six to eight years from their issuance date.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Leases —The Company leases office space and office equipment under operating leases expiring through 2007. Future minimum lease payments due under non-cancelable operating leases at December 31, 2005 are as follows:

Years Ended December 31,
2006	$563,000
2007	2,000
2008	0
Total minimum lease payments	$565,000

Rent expense charged to operations for the years ended December 31, 2005 and 2004 was $603,000 and $770,000. Rent income from sublease arrangements for the years ended December 31, 2005 and 2004 was $38,000 and $322,000. The Company does not expect significant income from sublease arrangements in the future.

Litigation — The Company is party to legal proceedings, which are routine and incidental to the business. The Company believes these proceedings are without merit and the results of such litigation will not have a material adverse effect on the Company’s financial condition or results of operations. However, there can be no assurances that such litigation may not arise in the future. Currently, we are disputing claims made in litigation by the landlord of the space in Los Angeles due to our abandonment of our offices located at 11835 W. Olympic Blvd., Suite 550, Los Angeles, California 90064 in November 2005.

Employment Agreements — The Company entered into an employment agreement with Maurizio Vecchione, the Company’s Chief Executive Officer, effective as of July of 2004, pursuant to which he is entitled to receive a base salary of $200,000 per year. Mr. Vecchione is also entitled to a guaranteed bonus payable $6,250 per month and an annual incentive bonus of up to $200,000 upon achieving revenue and earnings before interest, depreciation, taxes and depreciation targets ranging between 90% and 150% of budgeted levels. Mr. Vecchione is also entitled to four weeks paid vacation per year and to have his benefits reimbursed. The agreement expires, if not earlier terminated, on December 31, 2006. The Company agreed to appoint Mr. Vecchione to the board of directors and to use its best efforts to cause him to be re-elected during the term of his employment agreement. Mr. Vecchione is entitled to receive one year’s salary and guaranteed bonus if he is terminated or resigns within six months of a change of control of the Company. Mr. Vecchione also received non-plan options to acquire 250,000 shares of common stock at an exercise price of $2.50. The option vests 1/30 th per month commencing July 31, 2004, or, to the extent not vested, upon a change of control. The option expires the earlier of the eighth anniversary of the date of grant or five years after fully vesting.

The Company entered into an employment agreement with Barry Hall, the Company’s President and Chief Financial Officer, effective as of July of 2004, pursuant to which he is entitled to receive a base salary of $150,000 per year. Mr. Hall is also entitled to a guaranteed bonus payable $4,166 per month and an annual incentive bonus of up to $150,000 upon achieving revenue and earnings before interest, depreciation, taxes and depreciation targets ranging between 90% and 150% of budgeted levels. Mr. Hall is also entitled to four weeks paid vacation per year and to participate in the employee benefit plan. The agreement expires, if not earlier terminated, on December 31, 2006. Mr. Hall is entitled to receive one year’s salary and guaranteed bonus if he is terminated or resigns within six months of a change of control of the Company. Mr. Hall also received non-plan options to acquire 150,000 shares of common stock at an exercise price of $2.50. The option vests 1/30 th per month commencing July 31, 2004, or, to the extent not vested, upon a change of control. The option expires the earlier of the eighth anniversary of the date of grant or five years after fully vesting.

Effective September 16, 2005, Maurizio Vecchione, Chief Executive Officer and Barry Hall, Chief Financial Officer voluntarily agreed to a reduction in their compensation equal to fifty percent of amount as contained in their employment contracts dated May 15, 2005. These reductions reduce cash compensation to $137,500 and $100,000 for Mr. Vecchione and Mr. Hall, respectively. In turn Mr. Vecchione and Mr. Hall were granted 10,000 stock options under the Company’s Amended and Restated 2003 Stock Incentive Plan. The Options are exercisable at $1.00 per share and vest one-hundred percent after six months.

In September 2005, the Company offered stay bonuses to several key employees which become payable upon the earlier of a change in control or one year. This is accrued in our current liabilities.

Effective May 20, 2003, the Company entered into an employment agreement with Old Trestle’s Chief Science Officer for a term of three years at a salary of $200,000 per year. In addition, under this employment agreement the executive is entitled to a bonus under certain performance criteria and was granted 187,000 stock options.

NOTE 11 - STOCK OPTION PLANS

Stock Option Plans — The Company’s employee stock option plans (the “Plans”) provide for the grant of non-statutory or incentive stock options to the Company’s employees, officers, directors or consultants.

The Compensation Committee of the Company’s Board of Directors administers the Plans, selects the individuals to whom options will be granted, determines the number of options to be granted, and the term and exercise price of each option. Stock options granted pursuant to the terms of the Plans generally cannot be granted with an exercise price of less than 100% of the fair market value on the date of the grant. The term of the options granted under the Plans cannot be greater than 10 years. Options vest at varying rates generally over three to five years. An aggregate of 1,855,000 shares were reserved under the Plans, of which 579,000 shares were available for future grant at December 31, 2005.

The following table summarizes activity in the Company’s stock option plans during the years ended December 31, 2005 and 2004:

	Number of Shares	Weighted Average Price Per Share
Balance at December 31, 2003	393,000	$3.48
Granted	382,000	3.81
Exercised	(30,000)	0.62

Balance at December 31, 2004	745,000	$3.80
Granted	501,000	0.86

Balance at December 31, 2005	1,246,000	$2.62

The following summarizes pricing and term information for options issued to employees and directors which are outstanding as of December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2005	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2005	Weighted Average Exercise Price

$ 0.50 - 1.00	450,000	8.67	$0.67	290,000	$0.62
1.01 - 10.00	783,000	8.50	2.91	400,000	3.97
45.00 - 50.00	1,000	4.42	45.00	1,000	45.00
65.00 - 72.50	11,000	3.80	67.45	11,000	67.45
105.00	1,000	2.42	105.00	1,000	105.00
$ 0.50 - 105.00	1,246,000	8.51	$2.79	703,000	$3.78

Non-Plan Stock Options — During the year ended December 31, 2004, the Company’s issued 400,000 non-plan stock options with a strike price of $2.50 to Maurizio Vecchione and Barry Hall. See Note 9 Employment Agreements for further details.

NOTE 12 - EARNINGS PER SHARE

The following table sets forth common stock equivalents (potential common stock) for the years ended December 31, 2005 and 2004 that are not included in the loss per share calculation above because their effect would be anti-dilutive for the periods indicated:

	Year Ended December 31,
	2005	2004
Weighted average common stock equivalents:
Plan Stock Options	1,246,000	745,000
Non-Plan Stock Options	400,000	400,000
Warrants	4,253,000	3,181,000

NOTE 13 - CONCENTRATION OF CREDIT RISK

Although we are directly affected by the economic well being of significant customers listed in the following paragraph, we do not believe that significant credit risk exists at December 31, 2005. We perform ongoing evaluations of our customers and require letters of credit or other collateral arrangements as appropriate. Accordingly, trade receivable credit losses have not been significant.

The Company had one customer that accounted for 23% of the Company’s revenues for the year ended December 31, 2005. As of December 31, 2005, the accounts receivable for this customer as a percentage of the Company’s total accounts receivable was 19%. The Company had two customers that accounted for 10% and 8% of the Company’s revenues for the year ended December 31, 2004. As of December 31, 2004, the accounts receivable for these customers as a percentage of the Company’s total accounts receivable was 42% and 16% of respectively.

The Company maintains its cash balances in various financial institutions that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000, per financial institution.  As of December 31, 2005, the Company’s deposits exceeded insured amounts by $260,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

NOTE 14 - RELATED PARTIES

Other than as listed below, we have not been a party to any significant transactions, proposed transactions, or series of transactions, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

During the year ended December 31, 2005 and 2004, our Company incurred consulting fees and tax return preparation expenses in the amount of zero and $69,000, respectively. The consulting fees and tax return preparation expenses were charged by Kellogg & Andelson, a Southern California based public accounting firm. Gary Freeman, our former Chief Financial Officer, is currently a Vice President and director of Kellogg & Andelson.

Pursuant to a consulting agreement with our company, our Company paid consulting fees in the amount of $170,000 from November 1, 2003 to July 15, 2004 to Crosby Haffner, who then served as the Company’s Interim President. As compensation for his services as the Company’s Interim President, we granted to Mr. Haffner 115,000 warrants with exercise prices between $2.60 and $5.40 per share.

Additionally, on September 26, 2003, we granted to Michael Doherty, our Chairman, warrants to purchase 406,714 shares of our common stock at an exercise price of $0.62 per share. Fifty percent of those warrants become exercisable on May 5, 2004 and the remainder will vest in equal monthly installments on the last day of each month over the following 12 months. On August 19, 2004, the Company granted Mr. Doherty a bonus of $150,000 in recognition for his services. From August 2004 through May 2005, the Company retained Mr. Doherty’s services as Chairman and paid Mr. Doherty $10,000 per month for ten months starting August 1, 2004.

Certain former employees and directors of the Company are or were affiliated with Doherty & Company, LLC. Michael Doherty, the Chairman of the Company, is the president and controlling member of Doherty & Company, LLC. Crosby Haffner, a director of the Company and formerly the Company’s Interim President, was a Managing Director of Doherty & Company, LLC. Brandon Rockow, a full time employee of the Company who provides support for the Company’s financing, industry research, mergers and acquisitions, and investor relations activities, also maintains his securities license at and consults on specific projects to Doherty & Company, LLC. Tina Maddela, a part time employee of the Company who provides assistance to Roger Burlage, the Company’s former Chairman and Chief Executive Officer, pursuant to Mr. Burlage’s employment contract with the Company, is also a part time employee of Doherty & Company, LLC.

On May 27, 2005, the Compensation Committee on behalf of the Company entered into a one year consulting agreement with Michael Doherty, the Company’s Chairman. Under this agreement, the Consultant would oversee the capitalization of the Company, investor relations and will provide strategic advice to the Chief Executive Officer. Michael Doherty was to be compensated $20,000 per month in advance. Additionally, the Consultant was paid a monthly allowance of $2,500 in advance to cover expenses related of an administrative assistant. Effective November 1, 2005, Michael Doherty, Executive Chairman of the Board of Directors voluntarily agreed to reduce his compensation by fifty-percent. Mr. Doherty will continue to receive $2,500 in reimbursement for administrative costs. Additionally, Mr. Doherty received $2,000 per month for office space. In turn, Mr. Doherty was granted 10,000 stock options under the Company’s Amended and Restated 2003 Stock Incentive Plan. The options are exercisable at $1.00 per share and vest one-hundred percent after six months. On March 15, 2006, the companies mutually terminated the consulting agreement.

Effective September 1, 2004, the Company entered into an agreement to pay Doherty & Company, LLC $10,000 per month for financial advisory services requested from time to time by the Company. Pursuant to this agreement Doherty & Company, LLC provided the Company with various financial advisory services, including but not limited to consulting with respect to proposed financings, advising the Company on potential mergers and acquisitions, and providing the Company with investor relations services. Prior to this agreement, the Company reimbursed Doherty & Company, LLC $11,250 for overhead incurred in providing administrative services to the Company in connection with the private placement transaction completed by the Company in July 2004. In addition, pursuant to the agreements governing Mr. Doherty’s services as Chairman to the Company, Mr. Doherty was entitled to use up to 3,500 square feet of office space, at the Company’s expense, in the Company’s Los Angeles office, in connection with his services as Chairman and other activities. A portion of such space is being used by Doherty & Company, LLC.   This agreement was terminated in May 2005.

On May 9, 2005, the Compensation Committee on behalf of the Company entered into an agreement with Doherty & Company, LLC, an affiliate of Michael Doherty, the Company’s Chairman, to assist the Board of Directors in exploring a range of possible strategic opportunities and alternatives, including acquisitions, joint ventures, capital raises, merger or a possible sale of the Company. Under the agreement, the Company paid Doherty & Company a nonrefundable retainer of $50,000 upon signing.

Maurizio Vecchione and Barry Hall are principals in Synthetica, Ltd which provided consulting services to the Company from May 15, 2004 to July15, 2004. During that time Synthetica was paid $35,913 in fees and expenses reimbursement.

NOTE 15 - SUBSEQUENT EVENT

As of January 13, 2006, we entered litigation with the landlord of the space in Los Angeles due to our abandonment of our offices located at 11835 W. Olympic Blvd., Suite 550, Los Angeles, California 90064 in November 2005.

On February 27, 2006 the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Clarient, Inc., a Delaware corporation (“Clarient”), pursuant to which the Company borrowed $250,000 from Clarient to be used for working capital purposes. The loan bears interest at an annual rate of 8% and is secured by a lien on the Company’s accounts receivable, inventory, software and intellectual property. The loan matures on the earlier of May 30, 2006 and the occurrence of an “Extraordinary Corporate Transaction” (which consists of certain extraordinary transactions involving the Company’s assets or securities), and is subject to acceleration by Clarient following and during the continuation of an event of default. The loan was provided in connection with certain exploratory strategic discussions between the parties but there is no assurance that any such discussions will be consummated.

TRESTLE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$34,000	$305,000
Accounts receivable, net of allowance for doubtful accounts of $42,000 and $82,000 at June 30, 2006 and December 31, 2005, respectively	333,000	960,000
Inventory	233,000	502,000
Prepaid expenses and other current assets	45,000	59,000
TOTAL CURRENT ASSETS	645,000	1,826,000
Fixed assets, net of accumulated depreciation of $61,000 and $182,000 at June 30, 2006 and December 31, 2005, respectively	54,000	118,000
Goodwill	1,514,000	1,514,000
Intangible assets, net of accumulated amortization of $1,221,000 and $933,000 at June 30, 2006 and December 31, 2005, respectively	687,000	975,000
Other assets	—	15,000
TOTAL ASSETS	$2,900,000	$4,448,000

See accompanying notes to consolidated financial statements.

TRESTLE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$639,000	$996,000
Accrued expenses	562,000	554,000
Note payable	507,000	—
Deferred revenue	223,000	303,000

TOTAL CURRENT LIABILITIES	1,931,000	1,853,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value, 40,000,000 shares authorized, 8,257,000 and 8,257,000 issued and outstanding at June 30, 2006 and December 31, 2005, respectively	8,000	8,000
Additional paid in capital	53,115,000	52,915,000
Deferred stock compensation	—	(3,000)
Accumulated deficit	(52,154,000)	(50,325,000)
Total stockholders’ equity	969,000	2,595,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,900,000	$4,448,000

See accompanying notes to consolidated financial statements.

TRESTLE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
REVENUES
Product	$436,000	$782,000	$1,009,000	$1,786,000
Software support	105,000	84,000	194,000	172,000
Total revenues	541,000	866,000	1,203,000	1,958,000
COST OF SALES	299,000	644,000	600,000	1,436,000
GROSS PROFIT	242,000	222,000	603,000	522,000
OPERATING EXPENSES
Research and development	239,000	535,000	815,000	918,000
Selling, general and administrative expenses	588,000	1,483,000	1,597,000	2,777,000
Total operating expenses	827,000	2,018,000	2,412,000	3,695,000
LOSS FROM OPERATIONS	(585,000)	(1,796,000)	(1,809,000)	(3,173,000)
Interest income and other, net	—	89,000	(20,000)	134,000
NET LOSS	$(585,000)	$(1,707,000)	$(1,829,000)	$(3,039,000)

NET LOSS PER SHARE OF COMMON STOCK—Basic and diluted	$(0.07)	$(0.21)	$(0.22)	$(0.38)

WEIGHTED AVERAGE SHARES OUTSTANDING—Basic and diluted	8,257,000	8,257,000	8,257,000	7,909,000

See accompanying notes to consolidated financial statements.

TRESTLE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(1,829,000)	$(3,039,000)
Adjustments to reconcile loss from continuing operations to net cash provided by/(used in) operating activities:
Depreciation and amortization	343,000	293,000
Provision for doubtful accounts	1,000	10,000
Stock based compensation	203,000	55,000
Changes in operating assets and liabilities, net of effects from acquisition/disposition of business:
Accounts receivable	626,000	(210,000)
Inventory	269,000	(186,000)
Prepaid expenses and other assets	29,000	160,000
Accounts payable and accrued expenses	(343,000)	(90,000)
Deferred revenue	(80,000)	(119,000)
Net cash used in operating activities	(781,000)	(3,126,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	10,000	(251,000)
Cash paid for acquisition of net assets of InterScope	—	(178,000)
Net cash used in investing activities	10,000	(429,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Offering costs on issuance of common stock	—	(259,000)
Net proceeds from common stock	—	2,550,000
Net proceeds from issuance of note	500,000	—
Net cash provided by financing activities	500,000	2,291,000
NET DECREASE IN CASH AND CASH EQUIVALENTS	(271,000)	1,264,000
CASH AND CASH EQUIVALENTS, Beginning of period	305,000	2,371,000
CASH AND CASH EQUIVALENTS, End of period	$34,000	$1,107,000

	Six Months Ended June 30,
	2006	2005
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash received/(paid) during the period for:
Interest	$1,000	$22,000
Income taxes	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON CASH TRANSACTIONS

During the first quarter ended March 31, 2005, there was a cashless exercise of 37,000 warrants into 18,000 shares of common stock. Additionally, the Company acquired substantially all of the assets of InterScope Technologies, Inc. in exchange for 337,838 shares of Trestle common stock and $178,000 in cash.

See accompanying notes to consolidated financial statements.

TRESTLE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Current Operations and Background — Trestle Holdings, Inc. (“Trestle Holdings” or “Company”), through its wholly owned subsidiary, Trestle Acquisition Corp. (“Trestle”), develops and sells digital tissue imaging and telemedicine applications linking dispersed users and data primarily in the healthcare and pharmaceutical markets. Trestle’s digital tissue imaging products provide a digital platform to share, store, and analyze tissue images. Trestle’s telemedicine product provides healthcare organizations with a cost effective platform for remote examination, diagnosis, and treatment of patients.

On May 20, 2003, Trestle Holdings entered this line of business through its purchase of substantially all of the assets of Trestle Corporation, a Delaware corporation (“Old Trestle”), and certain assets of Med Diversified, Inc., a Nevada corporation and parent corporation of Old Trestle (“Med”), and two of Med’s non-debtor subsidiaries.

On March 11, 2005, the Company acquired substantially all of the assets of InterScope Technologies, Inc. in exchange for 337,838 shares of Trestle common stock and $178,000 in cash.

On June 19, 2006, Trestle Holdings and Trestle agreed to sell (the “Acquisition”) substantially all of their assets to Clarient, Inc. (“Clarient”). The proposed Acquisition will be completed pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) by and among Trestle, Clarient and CLRT Acquisition LLC (“CLRT”), a wholly-owned subsidiary of Clarient. Under the terms of the Purchase Agreement, Clarient will purchase substantially all of the assets of the Company, including high speed scanning technology, virtual systems, related intellectual property, a current product line, inventory, and manufacturing capabilities (the “Assets”), and will assume certain liabilities of the Company. The purchase price for the assets is approximately $3 million in cash, less the amount of liabilities assumed by Clarient at closing, and is subject to certain potential adjustments pursuant to the Purchase Agreement. The sale is subject to the approval of the Company’s stockholders.

Going Concern   — The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations since its inception and had an accumulated deficit of approximately $52,154,000   at June 30, 2006.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence. If the Acquisition is not consummated, the Company intends to continue to attempt to raise additional capital or enter into a strategic transaction, but there can be no certainty that such efforts will be successful. The recovery of the Company’s assets is dependent upon continued operations of the Company. In addition, the Company’s recovery is dependent upon future events, the outcome of which is undetermined.

Basis of Presentation and Principles of Consolidation — The consolidated financial statements reflect the financial position, results of operations and cash flows of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated on consolidation. Certain reclassifications have been made in order to conform to the June 30, 2006 financial statement presentation. These unaudited consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in our Annual Report on Form 10-KSB for the year ended December 31, 2005. In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results for the periods presented.

Use of Estimates —The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — The Company considers investments with original maturities of 90 days or less to be cash equivalents.

Accounts Receivable – The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.

Factoring of Receivable –   The Company uses an accounts receivable factoring company for working capital and credit administration purposes. Under the factoring agreement, the factor purchases a portion of the trade accounts receivable and assumes all credit risk with respect to such accounts. The Company includes the amount in accounts receivable. The amounts advanced are included in current liabilities. For a further discussion see Note 3.

Inventory – Inventory is valued at the lower of cost or market. Cost is determined using standard costs, which approximates first-in, first-out method.

Fixed Assets — Fixed assets are stated at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from one to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated life of the improvement.

Intangible Assets — In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company evaluates long-lived assets, including intangible assets other than goodwill, for impairment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less then the assets’ carrying amounts. Factors considered important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the Company’s overall business and significant negative industry or economic trends. If such assets are identified to be impaired, the impairment to be recognized is the amount by which the carrying value of the asset exceeds the fair value of the asset.

Goodwill and Other Indefinite Lived Intangibles —   In accordance with SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets” , goodwill and other indefinite lived intangibles are not amortized, but are tested annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value. No impairment losses were recorded for the years ending December 31, 2005 and 2004.

Revenue Recognition — The Company recognizes revenue associated with its business on product sales after shipment of the product to the customer and formal acceptance by the customer has been received. Depending upon the specific agreement with the customer, such acceptance normally occurs subsequent to one or more of the following events: receipt of the product by the customer, installation of the product by the Company and/or training of customer personnel by the Company. For sales to qualified distributors revenues are recognized upon transfer of title which is generally upon shipment. Revenue collected in advance of product shipment or formal acceptance by the customer is reflected as deferred revenue. Revenue attributable to software maintenance and support is deferred and recognized ratably over the term of the maintenance agreement, generally one year.

The Company recognizes revenue on multiple element arrangements using the residual method. Under the residual method, revenue is recognized when Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. At the outset of the arrangement with the customer, the Company defers revenue for the fair value of the undelivered elements such as consulting services and product maintenance, and recognizes the revenue for the remainder of the arrangement fee attributable to the elements initially delivered when the basic criteria in SOP 97-2 have been met. Revenue from consulting services is recognized as the related services are performed.

Shipping and Handling Costs — The Company records the revenue related to shipping and handling costs charged to customers in net sales. The related expense is recorded in cost of sales in the accompanying statements of income.

Research and Development — The Company charges research and development expenses to operations as incurred.

Income Taxes —The Company records income taxes in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.” The standard requires, among other provisions, an asset and liability approach to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Stock-Based Compensation— On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which was issued in December 2004. SFAS 123(R) revises SFAS No. 123, “Accounting for Stock Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations. SFAS 123(R) requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award. SFAS 123(R) also requires measurement of the cost of employee services received in exchange for an award. SFAS 123(R) also amends SFAS No. 95, “Statement of Cash Flows,” to require the excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows. The Company has chosen to adopt SFAS 123(R) using the modified prospective method. Accordingly, prior period amounts have not been restated. Under this application, the Company recorded the cumulative effect of compensation expense for the unvested portion of previously granted awards that remain outstanding at the date of adoption and recorded compensation expense for all awards granted after the date of adoption.

SFAS 123(R) provides that income tax effects of share-based payments are recognized in the financial statements for those awards that will normally result in tax deduction under existing law. Under current U.S. federal tax law, the Company would receive a compensation expense deduction related to non-qualified stock options only when those options are exercised and vested shares are received. Accordingly, the financial statement recognition of compensation cost for non-qualified stock options creates a deductible temporary difference which results in a deferred tax asset and a corresponding deferred tax benefit in the income statement. The Company does not recognize a tax benefit for compensation expense related to incentive stock options unless the underlying shares are disposed in a disqualifying disposition.

Net Income (Loss) Per Share — The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share,” and Securities and Exchange Commission Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.  Common equivalent shares related to stock options, warrants and convertible preferred stock have been excluded from the computation of basic and diluted earnings per share, for the quarters ended June 30, 2006 and 2005 because their effect is anti-dilutive.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. The Company maintains its cash with high credit quality financial institutions; at times, such balances with any one financial institution may exceed FDIC insured limits. Concentration of credit risk associated with accounts receivable is significant due to the limited number of customers, as well as their dispersion across geographic areas. The Company performs ongoing credit evaluations of its customers and generally requires partial deposits. Although the Company has a diversified customer base, a substantial portion of its debtors’ ability to honor their contracts is dependent upon financial conditions in the healthcare industry.

Financial Instruments —The Company’s financial instruments consist of cash, accounts receivable, accounts payable, and accrued expenses. The carrying values of cash, accounts receivable, accounts payable, and accrued expenses are representative of their fair values due to their short-term maturities.

Recently Issued Accounting Pronouncements —   In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 155 “Accounting for Certain Hybrid Financial Instruments.” SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative financial instrument. Generally, FASB Statement of Financial Accounting Standards SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” requires that a derivative embedded in a host contract that does not meet the definition of a derivative be accounted for separately (referred to as bifurcation) under certain conditions. That general rule notwithstanding, SFAS No. 133 (prior to amendments made to it by SFAS No. 155) provides a broad exception for interest-only and principal-only strips initially resulting from the separation of rights to receive contractual cash flows of a financial instrument that itself does not contain an embedded derivative that would have been accounted for separately. SFAS 155 amends SFAS 133 to restrict the scope exception to strips that represent rights to receive only a portion of the contractual interest cash flows or of the contractual principal cash flows of a specific debt instrument. Prior to amendments made by SFAS 155 , SFAS 140 , “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” permitted a qualifying special-purpose entity (SPE) to hold only passive derivative financial instruments pertaining to beneficial interests (other than another derivative financial instrument) issued or sold to parties other than the transferor. SFAS 155 amends SFAS 140 to allow a qualifying SPE to hold a derivative instrument pertaining to beneficial interests that itself is a derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. This statement is not applicable to the Company.

In March 2006 FASB issued SFAS 156 “Accounting for Servicing of Financial Assets.” This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.
2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.
3.	Permits an entity to choose “Amortization method” or “Fair value measurement method” for each class of separately recognized servicing assets and servicing liabilities:
4.

At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.

Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

The SEC recently issued Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” (“FRR60”), suggesting companies provide additional disclosure and commentary on those accounting policies considered most critical. FRR 60 considers an accounting policy to be critical if it is important to the Company’s financial condition and results of operations, and requires significant judgment and estimates on the part of management in its application. For a summary of the Company’s significant accounting policies, including the critical accounting policies discussed below, see the accompanying notes to the consolidated financial statements in the section entitled “Financial Statements.”

NOTE 2 - ACQUISITION OF INTERSCOPE

On March 11, 2005, we purchased substantially all of the assets of InterScope Technologies, Inc. (“InterScope”). InterScope’s business was historically in image acquisition. Interscope Technologies developed key software applications for improving the workflow of clinical and biopharma pathology, especially in data management applications for use in anatomic pathology, toxicology and genomic environments. These applications attempt to deliver integrated solutions and services to pathologists working in clinical and drug development applications.

Under the terms of the acquisition, we, through our wholly-owned subsidiary, paid the Sellers $178,000 in cash and 338,000 shares of the Company’s common stock valued at $1,000,000. The Company’s common stock was valued using the Company’s average closing price over the 60 days prior to the signing date of the asset purchase agreement. Additionally, we hired four former InterScope employees and its former chairman.

The total purchase price as allocated to assets and liabilities was based upon estimated fair market values. This allocation included the recording of approximately $1,178,000 to identifiable intangible assets to be amortized over 3 years.

The following summarized unaudited pro forma consolidated results of operations reflect the effect of the InterScope as if it had occurred at the beginning of the period presented. The unaudited pro forma consolidated results of operations presented below are not necessarily indicative of operating results which would have been achieved had the acquisition been consummated as of the beginning of the periods presented and should not be construed as representative of future operations:

Six Months Ended June 30, 2005
Revenues	$1,958,000
Cost of Revenues	1,436,000
Gross Profit	522,000
Operating Expenses	3,896,000
Operating Loss	$(3,374,000)

Loss per share
Basic and diluted EPS as reported	$(0.38)
Pro forma basic and diluted EPS	$(0.43)

NOTE 3 - ACCOUNTS RECEIVABLE

We use an accounts receivable factoring company for working capital and credit administration purposes. Under the factoring agreement, the factor purchases a portion of the trade accounts receivable and assumes all credit risk with respect to such accounts. The factor agreement provides that we can borrow an amount up to 80% of the value of its approved factored customer invoices. In the event the account debtor does not pay within ninety days, we may be required to repurchase the invoice. As of June 30, 2006, the factor held none of our accounts receivable and had no outstanding advances to us.

NOTE 4 - INVENTORY

Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following at June 30, 2006 and December 31, 2005:

	June 30,	December 31,
	2006	2005
	(Unaudited)
Work-in-process	$333,000	$492,000
Finished goods	25,000	118,000
Reserve for obsolescence	(125,000)	(108,000)
Total	$233,000	$502,000

NOTE 5 - FIXED ASSETS

Fixed assets are comprised of the following at June 30, 2006 and December 31, 2005.

	June 30,	December 31,
	2006	2005
	(Unaudited)
Furniture, fixtures and equipment	$115,000	$299,000
Less accumulated depreciation	(61,000)	(181,000)
Total	$54,000	$118,000

NOTE 6 - INTANGIBLE ASSETS

Intangible assets are comprised of the following at June 30, 2006 and December 31, 2005.

	June 30,	December 31,
	2006	2005
	(Unaudited)
Intangible assets	$1,908,000	$1,908,000
Less accumulated amortization	(1,221,000)	(933,000)
Net intangible assets	$687,000	$975,000

NOTE 7 - ACCRUED LIABILITIES

Accounts payable and accrued expenses are comprised of the following at June 30, 2006 and December 31, 2005.

	June 30,	December 31,
	2006	2005
	(Unaudited)
Accrued bonus	$198.000	$269,000
Accrued paid time off	132,000	143,000
Accrued legal	125,000	43,000
Other	107,000	99,000
Total	$562,000	$554,000

NOTE 8 - NOTES PAYABLE

On February 27, 2006, we entered into a Loan and Security Agreement between us and Clarient (the “Loan Agreement”) pursuant to which we borrowed $250,000 from Clarient. The Loan Agreement was amended on June 19 th , 2006 with the Third Amendment which replaces the maturity date of the loan made by Clarient to us pursuant to the Loan Agreement to the earliest of (i) September 30, 2006 as may be extended under the Purchase Agreement, (ii) an “extraordinary corporate transaction” (which consists of certain significant transactions involving the assets or securities of Trestle Holdings), (iii) the date of acceleration of the loan following an event of default, or (iv) upon termination of the Purchase Agreement under certain circumstances.

On June 19, 2006, in connection with the execution of the Purchase Agreement and to provide us with additional working capital pending completion of the proposed Acquisition, Clarient entered into a Second Loan and Security Agreement (the “Second Loan Agreement”) with Trestle pursuant to which Clarient loaned $250,000 to Trestle Holdings and agreed to, from time to time prior to the closing of the proposed Acquisition and upon conditions contained in the Second Loan Agreement, loan up to an additional $250,000 in two tranches of $125,000 to us. These loans bear interest at the annual rate of 8% and are secured by a lien on Trestle’s accounts receivable, inventory, software and intellectual property. At the completion of the proposed Acquisition, these loans will be canceled and all unpaid principal and accrued interest will be offset against the purchase price payable by Clarient to Trestle for the Acquisition or, if the proposed Acquisition has not yet been completed, will mature on the Maturity Date.

NOTE 9 - PRIVATE PLACEMENT

 We sold 1,457,000 units in a private placement resulting in net proceeds of $2,550,000 during the quarter ended March 31, 2005.  On January 21, 2005, the Company completed this private placement. The placement was a unit offering to institutional and accredited investors, with each unit consisting of one share of the Company’s common stock and a warrant to purchase 0.75 shares of common stock. The units were priced at $1.75 and each warrant is exercisable for shares at $1.75 per share.

NOTE 10 - STOCK OPTIONS AND WARRANTS

The Company’s employee stock option plans (the “Plans”) provide for the grant of non-statutory or incentive stock options to the Company’s employees, officers, directors or consultants. The Compensation Committee of our board of directors administers the Plans, selects the individuals to whom options will be granted, determines the number of options to be granted, and the term and exercise price of each option. Stock options granted pursuant to the terms of the Plans generally cannot be granted with an exercise price of less than 100% of the fair market value on the date of the grant (110% for awards issued to a 10% or more stockholder). The term of the options granted under the Plans cannot be greater than 10 years; 5 years for a 10% or more stockholder. Options vest at varying rates generally over five years. An aggregate of 1,855,000 shares were reserved under the Plans, of which 765,000 shares were available for future grant at June 30, 2006.

Prior to January 1, 2006 the Company accounted for its stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under this method the Company did not record compensation expense for the quarter ended June 30, 2005 related to the issuance of employee and director stock option grants because the exercise price equaled the fair market value of the underlying common stock at the date of grant . The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the three months ended June 30, 2005 and six months ended June 30, 2005. Periods ending in 2006 are included for comparative purposes.

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net loss
As reported	$(585,000)	$(1,707,000)	$(1,829,000)	$(3,039,000)
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	—	(126,000)	—	(252,000)
Pro forma	$(585,000)	$(1,833,000)	$(1,829,000)	$(3,291,000)

Loss per share
Basic and diluted EPS as reported	$(0.07)	$(0.21)	$(0.22)	$(0.38)
Pro forma basic and diluted EPS	$(0.07)	$(0.22)	$(0.22)	$(0.42)

The Company has elected to adopt the detailed method provided in SFAS No. 123(R) for calculating the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the income tax effects of employee stock-based compensation awards that are outstanding upon the adoption of SFAS No. 123(R).

The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based upon market yields for United States Treasury debt securities at a 7-year constant maturity. Dividend rates are based on the Company’s dividend history. The stock volatility factor is based on the last 60 days of market prices prior to the grant date. The expected life of an option grant is based on management’s estimate. The fair value of each option grant, as calculated by the Black-Scholes method, is recognized as compensation expense on a straight-line basis over the vesting period of each stock option award.

The following assumptions were used to determine the fair value of stock options granted using the Black-Scholes option-pricing model:

	2006	2005
Dividend yield	0.0%	0.0%
Volatility	112%	53%
Average expected option life	6.67 years	6.67 years
Risk-free interest rate	4.30%	3.93%

During the quarter ended June 30, 2006, the Company granted no options. To account for previous grants, we recorded compensation expense of $78,000 which includes the issuance of past employee stock options vesting in this quarter. As of June 30, 2006, $137,000 remains to be recognized as a compensation expense for issued options. Though these expenses result in a deferred tax benefit, we have a full valuation allowance against the deferred tax benefit.

During the six months ended June 30, 2006, the Company granted 105,000 options to non-management board members. The weighted average exercise price of the grants during the quarter was $0.25. The options vest quarterly over the 2006 fiscal year with an expiration date of 10 years.  The Company has assumed that all stock options issued during the quarter will vest. To account for such grants, we recorded deferred stock compensation of $23,000, and recognized compensation expense of $6,000 related to this issuance and a total compensation expense of $200,000 which includes the issuance of past employee stock options vesting in this quarter.

The following table summarizes activity in the Company’s stock option plans during the six months ended June 30, 2006 and the year ended December 31, 2005:

	Number of Shares	Weighted Average Price Per Share

Balance at December 31, 2004	745,000	$3.80
Granted	501,000	0.86

Balance at December 31, 2005	1,246,000	$2.62

Granted	105,000	$0.25
Canceled	291,000	1.78

Balance at June 30, 2006	1,060,000	$1.92

The following summarizes pricing and term information for options issued to employees and directors which are outstanding as of June 30, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at June 30, 2006	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at June 30, 2006	Weighted Average Exercise Price

$0.25 - 1.00	555,000	8.42	$0.67	455,000	$0.60
1.01 - 10.00	492,000	8.00	2.91	445,000	3.97
45.00 - 50.00	1,000	3.92	45.00	1,000	45.00
65.00 - 72.50	11,000	3.30	67.45	11,000	67.45
105.00	1,000	1.92	105.00	1,000	105.00
$0.50 - 105.00	1,060,000	8.16	$2.54	913,000	$3.21

NOTE 11 - EARNINGS PER SHARE

The following table sets forth common stock equivalents (potential common stock) for each of the quarters and the six months ended June 30, 2006 and 2005 that are not included in the loss per share calculation above because their effect would be anti-dilutive for the periods indicated:

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Weighted average common stock equivalents:
Stock options	1,060,000	1,295,000	1,279,000	1,279,000
Warrants	4,179,000	4,246,000	4,216,000	4,294,000

NOTE 12 - CONCENTRATION OF CREDIT RISK

Although we are directly affected by the economic well being of significant customers listed in the following paragraph, we do not believe that significant credit risk exists at June 30, 2006. We perform ongoing evaluations of our customers and require letters of credit or other collateral arrangements as appropriate. Accordingly, trade receivable credit losses have not been significant.

The Company had three customers that accounted for 23%, 17% and 11% of the Company’s revenues for the quarter ended June 30, 2006. At June 30, 2006, accounts receivable from these customers were 36%, 37% and 0%, respectively, of total accounts receivable.

The Company maintains its cash balances in various financial institutions that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000, per financial institution.  As of June 30, 2006, the Company’s deposits did not exceed insured amounts.

CLARIENT, INC.

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(UNAUDITED)

On September 22, 2006, Clarient, Inc. (“Clarient” or the “Registrant”) completed the previously announced acquisition (the “Acquisition”) of substantially all of the assets comprising the business of Trestle Holdings, Inc. (the “Seller”) in accordance with the terms and conditions of the Asset Purchase Agreement dated as of June 20, 2006, by and among the Registrant and the Seller.  The purchase price for the assets consisted of approximately $3.0 million in cash less $144,000 of certain specified liabilities of the Seller assumed by the Registrant.

The unaudited pro forma condensed combined financial information has been prepared from and should be read in conjunction with the financial statements and notes thereto of the Seller for the year ended December 31, 2005 and for the six months ended June 30, 2006, included in this Current Report on Form 8-K, the consolidated financial statements and notes thereto of the Registrant for the year ended December 31, 2005 included in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 and the consolidated financial statements and notes thereto of the Registrant for the six months ended June 30, 2006, which are included in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

The unaudited pro forma condensed combined statements of operations assume the Acquisition took place as of the beginning of the periods presented.  The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2006 combines the Registrant’s unaudited consolidated statement of operations for the six months ended June 30, 2006 and the Seller’s unaudited statement of operations for the six months ended June 30, 2006.  The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005, combines the Registrant’s audited consolidated statement of operations for the year ended December 31, 2005 and the Seller’s audited statement of operations for the year ended December 31, 2005.  A pro forma balance sheet is not provided because the Registrant’s September 30, 2006 balance sheet, filed with the Securities and Exchange Commission on November 3, 2006, reflects the acquisition of the Seller.

The following table summarizes as of December 31, 2006, the preliminary estimated fair values of the assets acquired and liabilities assumed in the Acquisition, along with the preliminary estimated useful lives of property and equipment and intangible assets, based upon management’s internal analysis, which have been recorded in Clarient’s Technology Group segment (in thousands):

Purchase price	$2,856
Transaction costs	511
Total	$3,367

Estimated preliminary fair value of net assets acquired:

Current assets	$110
Property and equipment	76
Intangible assets	2,750
Goodwill	516
Accrued liabilities	(144)
Total	$3,367

Intangible assets consist of patents and tradenames of approximately $1.5 million, with estimated useful lives of 7 to 10 years, customer relationships of approximately $0.9 million with estimated useful lives of 15 years and other intangible assets of approximately $0.4 million with estimated useful lives of 10 years.  The Registrant has not finalized the allocation of the purchase price for the acquisition as the intangible valuation is not yet complete.  Therefore, the preliminary allocation of the purchase price may be adjusted upon completion of the valuation of assets acquired and liabilities assumed.  The final valuation may change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only.  The unaudited pro forma condensed combined financial information is based upon the operating results of the Seller during the period when the acquired business was not under the control, influence or management of Clarient.  The information presented may not be indicative of the results of operations of the Registrant for any periods following the acquisition, or the results of operation of the Registrant that would have actually occurred had the Acquisition been effected as of the dates described above.  Pro forma adjustments that give effect to actions taken by management or other efficiencies expected to be realized after the Acquisition are not reflected in the pro forma combined financial information.  The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances.  These adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial information.

Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2006

(in thousands)

(unaudited)

	Historical
		Trestle	Pro Forma		Pro Forma
	Registrant	Holdings	Adjustment		Combined

Revenue:
Services group	$11,881	$—	$—		$11,881
Technology group	2,364	1,203			3,567

Total revenue	14,245	1,203	—		15,448

Cost of revenue:
Services group	6,698	—	—		6,698
Technology group	819	600	—		1,419

Total cost of revenue	7,517	600	—		8,117

Gross profit	6,728	603	—		7,331

Operating expenses:
Selling, general and administrative	8,392	1,597	(60	)(a)	9,929
Diagnostic services administration	4,176	—	—		4,176
Research and development	2,357	815	(288	)(b)	3,036
			152	(b)

Total operating expenses	14,925	2,412	(196)		17,141

Loss from operations	(8,197)	(1,809)	196		(9,810)

Other expense	380	20	—		400

Loss before income taxes	(8,577)	(1,829)	196		(10,210)

Income tax expense	16	—	—		16

Net loss attributable to common stock	$(8,593)	$(1,829)	$196		$(10,226)

Basic and diluted net loss per common share	$(0.13)				$(0.14)
Weighted average number of common shares outstanding	66,840,457				71,002,499 (d)

See notes to unaudited pro forma condensed combined financial information.

Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2005

(in thousands)

(unaudited)

	Historical
		Trestle	Pro Forma		Pro Forma
	Registrant	Holdings	Adjustment		Combined

Revenue:
Services group	$11,439	$—	$—		$11,439
Technology group	8,710	4,007	(166	)(c)	12,551

Total revenue	20,149	4,007	(166)		23,990

Cost of revenue:
Services group	8,789	—	—		8,789
Technology group	2,419	2,629	(94	)(c)	4,954

Total cost of revenue	11,208	2,629	(94)		13,743

Gross profit	8,941	1,378	(72)		10,247

Operating expenses:
Selling, general and administrative	13,414	4,870	(120	)(a)	18,164
Diagnostic services administration	6,312	—	—		6,312
Research and development	3,805	2,184	(538	)(b)	5,754
			303	(b)

Total operating expenses	23,531	7,054	(355)		30,230

Loss from operations	(14,590)	(5,676)	283		(19,983)

Other expense (income)	212	(112)	—		100

Loss before income taxes	(14,802)	(5,564)	283		(20,083)

Income tax expense	—	—	—		—

Net loss attributable to common stock	$(14,802)	$(5,564)	$283		$(20,083)

Basic and diluted net loss per common share	$(0.27)				$(0.35)
Weighted average number of common shares outstanding	53,971,275				58,133,317 (d)

See notes to unaudited pro forma condensed combined financial information.

CLARIENT, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following adjustments give pro forma effect to the transaction:

a)              Reflects reduction in rent expense on the lease of the Seller’s facility, which was not assumed by the Registrant.

b)             Reflects the reduction of $0.3 million and $0.5 million for the six months ended June 30, 2006 and year ended December 31, 2005, respectively, related to the elimination of the Seller’s intangible assets.  This is offset by the amortization expense of $0.2 million and $0.3 million for the six months ended June 30, 2006 and year ended December 31, 2005, respectively, related to intangible assets with a definite life of 7 to 15 years acquired by the Registrant as part of the acquisition.

c)              Reflects elimination of product sales between the Registrant and the Seller of approximately $0.2 million of revenue and $0.1 million of cost of sales for the year ended December 31, 2005.  There were no intercompany sales recorded during the six months ended June 30, 2006.

d)             Reflects the $3.0 million of equity issued by the Registrant on September 22, 2006 to finance the purchase of the Seller’s business.  The Registrant entered into a securities purchase agreement with Safeguard Delaware, Inc., pursuant to which the Registrant issued 4,162,042 shares of common stock, together with a warrant to purchase an additional 624,306 shares of common stock, for an aggregate purchase price of $3,000,000.  The exercise price of the warrant is $0.98 per share.  The warrant is exercisable until the fourth anniversary of the date of its issuance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2007	By:	/s/ James V. Agnello
		Name:	James V. Agnello
		Title:	Senior Vice President and
Chief Financial Officer

Exhibits Index

23.1      Consent of Singer Lewak Greenbaum & Goldstein LLP (filed herewithin).